EXHIBIT 3.2

                    Excerpt from the meeting of the Board of
                   Directors of APS held on January 17, 1995.

                  WHEREAS, the Bylaws (the "Bylaws") of Arizona Public Service Company (the "Company"), Section 3.02, states that "[a] person will not qualify for election or appointment as a director, whether initially or on re-election and whether by the shareholders at their annual meeting...if such person's 70th birthday occurs on or has occurred before the date of such election, appointment, or re-election"; and

                  WHEREAS, the 70th birthdays of two of the current directors, Kenneth M. Carr and Verne D. Seidel, will occur prior to May 16, 1995, the date of the Annual Meeting of Shareholders at which the Company's directors will be elected; and

                  WHEREAS, Sections 12.01 and 12.02 of the Bylaws provide that the Bylaws may be temporarily suspended, in whole or in part, by the affirmative vote of a majority of the directors then in office.

                  NOW,  THEREFORE,  BE IT RESOLVED,  that the age requirement of
         Section 3.02 of the Bylaws with respect to Kenneth M. Carr and Verne D. Seidel shall be temporarily suspended until after the Company's 1995 Annual Meeting of Shareholders; and further

                  RESOLVED, that the proper officers of the Company be and they hereby are, authorized and directed to execute and deliver any documents and do any and all acts and things which, in their opinion, are necessary or desirable to effectuate such temporary suspension, including, but not limited to, filings with such governmental bodies or other entities as may be deemed necessary or appropriate; and further

                  RESOLVED, that all of the actions taken previously by the proper officers of the Company in furtherance of the intent and purposes of the foregoing resolutions be, and are hereby, ratified and approved as the actions of the Company, and that the proper officers of the Company are authorized to take such actions and execute such additional documents and instruments as may be necessary or proper to implement such resolutions.